Exhibit 99.1

Celularity Reports Second Quarter 2022 Financial Results and Corporate Update

- Announced first patient treated in Phase 1/2a clinical trial for CYNK-101 in first-line advanced HER2 positive gastric and gastroesophageal junction (G/GEJ) cancers-

- Completed a $30 million private placement by a single leading healthcare-focused institutional investor-

- Named industry leader Diane Parks to Board of Directors-

Florham Park, NJ, – August 9, 2022 – Celularity Inc. (Nasdaq: CELU) (“Celularity”), a clinical-stage biotechnology company developing placental-derived allogeneic cell therapies, today announced financial results for the second quarter ended June 30, 2022, and provided a corporate update.

“We achieved another exciting milestone during the second quarter with the treatment of our first gastric cancer patient with CYNK-101, which we are evaluating as an add-on therapy to the current standard of care that we believe could extend progression free survival for patients,” said Robert J. Hariri, M.D., Ph.D., Founder, Chairman and Chief Executive Officer of Celularity. “We continue to make good progress with all three of our ongoing Phase 1 clinical trials, which includes the CYNK-101 gastric cancer trial and CYNK-001 trials in AML and glioblastoma multiforme. We look forward with anticipation to the second half of the year, during which we plan to report multiple data readouts. Celularity remains committed to demonstrating the potential clinical advantages of our unique approach and leading the next evolution of cellular therapies for the treatment of cancer, infectious and degenerative diseases using our proprietary placental-derived cell therapy platform.”

Second Quarter Clinical and Regulatory Highlights

CYNK-001 for the Treatment of Acute Myeloid Leukemia (AML) and Glioblastoma Multiforme (GBM):

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CYNK-001 is Celularity’s unmodified cryopreserved natural killer (NK) cell therapy candidate that is derived and expanded from human placental CD34+ cells. CYNK-001 is currently being investigated in a Phase 1 clinical trial in AML and in a Phase 1/2a clinical trial in GBM, with data readouts expected in the second half of 2022.

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Celularity continues to enroll new cohorts in both the minimal residual disease (MRD) and relapsed/refractory (R/R) arms of the Phase 1 AML study with clinical trial protocol adjustments communicated in December 2021, including a fourth dose on day 21 that increases the overall dosage of NK cells.

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In June 2022, Celularity presented a Trials in Progress poster at the 2022 American Society of Clinical Oncology (ASCO) Annual Meeting for the ongoing Phase 1/2a clinical trial to assess the safety and efficacy of CYNK-001 in combination with recombinant interleukin 2 (IL-2) in adults with resection eligible IDH1 wild-type glioblastoma.

CYNK-101 for the Treatment of G/GEJ Cancers:

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CYNK-101 is a novel allogeneic off-the-shelf human placental CD34+-derived NK cell therapy candidate that is genetically modified to express high-affinity and cleavage-resistant CD16 (FCGRIIIA) variant to drive antibody-dependent cell-mediated cytotoxicity. CYNK-101 is currently being investigated in the Phase 1 portion of a Phase 1/2a clinical trial in advanced HER2 positive G/GEJ cancers.

•	In July 2022, Celularity announced that the first patient had been treated with CYNK-101 in the Phase 1 portion of the Phase 1/2a clinical trial in G/GEJ cancers.

•	Earlier this year, the U.S. Food and Drug Administration (FDA) granted both a Fast Track designation and an Orphan Drug Designation to CYNK-101 for the treatment of G/GEJ cancers.

CYCART-19 for the Treatment of B-Cell Malignancies:

•	CYCART-19 is an allogeneic Chimeric Antigen Receptor (CAR) engineered human placental-derived T cell therapy candidate in B-cell malignancies.

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Celularity submitted an investigational new drug application (IND) for CYCART-19 in the first quarter of 2022 and in May 2022, the FDA requested additional information before Celularity can proceed with the planned first-in-human Phase 1/2 clinical trial of CYCART-19. Celularity is in the process of working with the FDA to resolve the agency’s questions as promptly as possible, and, if the IND is cleared, plans to commence a Phase 1/2 clinical trial of CYCART-19 in B-cell malignancies in 2023.

Second Quarter Corporate Highlights

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Entered into a preclinical research collaboration with Antengene to evaluate the potential therapeutic synergy of combining Antengene’s bispecific antibody with Celularity’s cryopreserved human placental hematopoietic stem cell-derived NK cell therapy platform.

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Named industry leader Diane Parks to its Board of Directors, bringing to the company experience with commercialization of novel immuno-oncology therapies. Ms. Parks has led the successful launch of numerous hematology and cancer therapies at large pharmaceutical and biotech companies, including Kite Pharma, Inc. (now part of Gilead Sciences, Inc.), Amgen Inc., and Genentech, Inc. (now part of Roche Holdings, Inc.).

•	Closed a private placement priced at-the-market under Nasdaq rules, resulting in net proceeds of approximately $27.5 million after deducting placement agent commissions and other offering expenses.

•	Added to the Russell 3000® Index and the Small-Cap Russell 2000®, effective after the U.S. market opened on June 27, 2022.

Second Quarter and Year to Date 2022 Financial Results

Cash and Cash Equivalents

Cash and cash equivalents were $38.0 million as of June 30, 2022, compared to $37.2 million as of December 31, 2021. In May 2022, we received net cash proceeds of approximately $27.5 million from a private placement of 4,054,055 shares of our Class A common stock and warrants to purchase up to 4,054,055 shares of our Class A common stock.

Net revenues

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Net revenues for the three months ended June 30, 2022 increased by approximately $0.6 million compared to the prior year period. The increase was primarily driven by an increase in license, royalty and other revenues driven by increased product sales to our distribution partners.

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Net revenues for the six months ended June 30, 2022 increased by approximately $3.9 million, compared to the prior year period. The increase was primarily driven by an increase of $4.1 million in license, royalty and other revenues driven by increased product sales to our distribution partners.

Research and Development

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Research and development expenses for the three months ended June 30, 2022 increased by $2.4 million compared to the prior year period. The increase was driven by higher clinical trial costs and higher personnel costs as we continue to enroll new cohorts in both arms of the Phase 1 AML study for CYNK-001 and continue advancing the Phase 1 portion of a Phase 1/2a clinical trial in advanced HER2 positive G/GEJ cancers for CYNK-101.

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Research and development expenses for the six months ended June 30, 2022 increased by $7.1 million, compared to the prior year period. The increase was primarily driven by technology platform fees, higher personnel costs, and laboratory supplies to support cell therapy process development.

Selling, General and Administrative

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Selling, general and administrative expenses for the three months ended June 30, 2022 decreased by $13.3 million compared to the prior year period. The decrease was primarily driven by a reduction in stock-based compensation expense of $24.3 million related to prior year awards granted to our board of directors and senior management, a portion of which was allocated to research and development expense, offset by higher personnel, professional services and, insurance costs to support operations of a public company.

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Selling, general and administrative expenses for the six months ended June 30, 2022 decreased by $4.5 million compared to the prior year period. The decrease was primarily driven by a reduction in stock-based compensation expense of $22.8 million related to prior year awards granted to our board of directors and senior management, a portion of which was allocated to research and development expense, offset by higher personnel, professional services and, insurance costs to support operations of a public company.

Net Income (Loss)

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Net income for the three months ended June 30, 2022 was $47.8 million, or $0.34 per share (basic) and $0.32 per share (diluted). Net loss for the three months ended June 30, 2021 was $64.5 million, or $(2.69) per share (basic and diluted). The increase to net income was primarily related to gain recognized from the change in the fair value of the warrant liabilities and contingent liability.

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Net loss for the six months ended June 30, 2022 was $15.0 million, or ($0.11) per share (basic and diluted). Net loss for the six months ended June 30, 2021 was $146.0 million, or $(6.09) per share (basic and diluted). The decrease in net loss was primarily related to gain recognized from the change in the fair value of the warrant liabilities and contingent liability.

About Celularity

Celularity Inc. (Nasdaq: CELU) headquartered in Florham Park, N.J., is a clinical stage biotechnology company leading the next evolution in cellular medicine by developing allogeneic cryopreserved off-the-shelf placental-derived cell therapies, including therapeutic programs using unmodified natural killer (NK) cells, genetically modified NK cells, T-cells engineered with a CAR (CAR-T cells), and mesenchymal-like adherent stromal cells (ASCs). These therapeutic programs target indications in cancer, infectious and degenerative diseases. In addition, Celularity develops and manufactures innovative biomaterials also derived from the postpartum placenta. Celularity believes that by harnessing the placenta’s unique biology and ready availability, it can develop therapeutic solutions that address significant unmet global needs for effective, accessible, and affordable therapies.

To learn more, visit celularity.com.

Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of The Private Securities Litigation Reform Act of 1995, as well as within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements other than statements of historical facts are “forward-looking statements,” including those relating to future events. In some cases, you can identify forward-looking statements by terminology such as “anticipate,” “believe,” “can,” “contemplate,” “continue,” “could,” “estimate,” “expect,” “forecast,” “intends,” “may,” “might,” “outlook,” “plan,” “possible,” “potential,” “predict,” “project,” “seek,” “should,” “strive,” “target,” “will,” “would” and the negative of terms like these or other comparable terminology, and other words or terms of similar meaning. The forward-looking statements in this press release include statements regarding CYNK-101 and its potential for G/GEJ cancers, the progress of its clinical trials and timing of data readouts, the benefits of its approach to cellular medicine, its ability to resolve FDA questions and commence the CYCART-19 clinical trial, including the timing thereof , among others. Many factors could cause actual results to differ materially from those described in these forward-looking statements, including but not limited to: the inherent risks in biotechnological development, including with respect to the development of novel cellular therapies, and the clinical trial and regulatory approval process; and risks associated with Celularity’s current funding, as well as developments relating to Celularity’s competitors and industry, along with those risk factors set forth under the caption “Risk Factors” in Celularity’s annual report on Form 10-K filed with the Securities and Exchange Commission (SEC) on March 31, 2022, as amended on July 15, 2022 and other filings with the SEC. These risks and uncertainties may be amplified by the COVID- 19 pandemic, recent downturn in the U.S. capital markets and inflation. If any of these risks materialize or underlying assumptions prove incorrect, actual results could differ materially from the results implied by these forward-looking statements. There may be additional risks that Celularity does not presently know, or that Celularity currently believes are immaterial, that could also cause actual results to differ from those contained in the forward-looking statements. In addition, these forward-looking statements reflect Celularity’s current expectations, plans, or forecasts of future events and views as of the date of this communication. Subsequent events and developments could cause assessments to change. Accordingly, forward-looking statements should not be relied upon as representing Celularity’s views as of any subsequent date, and Celularity undertakes no obligation to update forward-looking statements to reflect events or circumstances after the date hereof, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

Celularity Investor Contacts:

Carlos Ramirez, SVP Investor Relations

Celularity Inc.

carlos.ramirez@celularity.com

	Three Months Ended (unaudited) (in thousands)		Six Months Ended (unaudited) (in thousands)
	June 30, 2022	June 30, 2021	June 30, 2022	June 30, 2021
Total Revenues	$3,776	$3,197	$9,711	$5,857
Operating expenses:
Cost of goods sold	3,179	1,440	7,205	2,682
Research and development	25,349	22,911	47,022	39,901
Selling, general and administrative	15,574	28,863	32,034	36,489
Change in fair value of contingent liability and amortization	(44,501)	10,594	(39,111)	31,791
Total operating expenses	(399)	63,808	47,150	110,863
Operating income (loss)	4,175	(60,611)	(37,439)	(105,006)
Other income (expense):
Interest income	41	129	47	269
Interest expense	—	(817)	—	(1,569)
Change in fair value of warrant liabilities	43,212	(1,174)	22,280	(37,679)
Other income (expense), net	415	(2,004)	88	(2,031)
Total other income (expense)	43,668	(3,866)	22,415	(41,010)
Net income (loss) before income taxes	$47,843	$(64,477)	$(15,024)	$(146,016)
Income tax expense	17	—	17	—
Net income (loss)	$47,826	$(64,477)	$(15,041)	$(146,016)
Net income (loss) per share attributable to common stockholders—basic	$0.34	$(2.69)	$(0.11)	$(6.09)
Weighted—average common shares outstanding- basic	140,152,245	23,992,184	135,302,472	23,991,129
Net income (loss) per share attributable to common stockholders—diluted	$0.32	$(2.69)	$(0.11)	$(6.09)
Weighted—average common shares outstanding—diluted	151,311,780	23,992,184	135,302,472	23,991,129

CELULARITY INC.

Selected Balance Sheet Data

(in thousands)

	June 30, 2022 (unaudited)	December 31, 2021
Cash and cash equivalents	$37,996	$37,240
Total assets	$429,337	$414,128
Total liabilities	$279,187	$314,710
Total stockholders’ equity	$150,150	$99,418